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ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4289
(775) 684-5708
Website: secretaryofstate.biz

Articles of Organization
Limited-Liability Company
(PURSUANT TO NRS 86)

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number **20070552833-25** Filing Date and Time **08/13/2007 4:10 PM** Entity Number **E0571552007-6**

ABOVE SPACE IS FOR OFFICE USE ONLY

1. *Name of Limited-Liability Company:* (_______ approved limited-liability company working use instructions)	**HDS IP Holding, LLC**	Check box if a Series Limited-Liability Company ☐
2. *Resident Agent Name and Street Address:* *(must be a Nevada address where process may be served)*	Frederick R. Battcher Name 5441 Kietzke Lane, Second Floor, Reno, NEVADA 89511 (MANDATORY) Physical Street Address, City, Zip Code (OPTIONAL) Mailing Address, City, State, Zip Code	
3. *Dissolution Date:* *(OPTIONAL–see instructions)*	Latest date upon which the company is to dissolve (if existence is not perpetual): ________	
4. *Management:*	Company shall be managed by: ☒ Manager(s) OR ☐ Members (check only one box)	
5. *Name and Address of each Manager or Managing Member:* *(attach additional page if more than 3)*	Leo Cook Name P.O. Box 50401, Henderson, NV 89016 Address, City, State, Zip Code Name Address, City, State, Zip Code Name Address, City, State, Zip Code	
6. *Name, Address and Signature of Organizer:* *(attach additional page if more than 1)*	Frederick R. Battcher Name Signature /s/ Frederick R. Battcher 5441 Kietzke Lane, Second Floor, Reno, Nevada 89511 Address, City, State, Zip Code	
7. *Certificate of Acceptance of Appointment of Resident Agent:*	I hereby accept appointment as Resident Agent for the above named limited-liability company. /s/ Frederick R. Battcher — 8/13/07 Authorized Signature of R.A. or On Behalf of R.A. Company — Date	

See next page for additional provisions

ATTACHMENT TO
ARTICLES OF ORGANIZATION

OF

HDS IP Holding, LLC

ARTICLE 8. MANAGEMENT: The Company shall be managed by a Manager or Managers elected by the Members in accordance with an Operating Agreement adopted by the Members for the management of the business and affairs of the Company. The Operating Agreement may contain any provision for the management of the affairs of the Company not inconsistent with applicable laws or these Articles of Organization. Subject to the terms of the Operating Agreement, the Managers shall have the authority to authorize others to contract debts and incur liabilities on behalf of the Company.

ARTICLE 9. MEMBERS: Except when these Articles of Organization or applicable law require the unanimous vote of the Members, the right of any Member to vote shall be as provided in the Operating Agreement of the Company. No Member who is not also a Manager shall have the right to contract debts or incur liability on behalf of the Company except as authorized by the Managers under Article 8 above.

ARTICLE 10. AMENDMENTS: The Articles of Organization of the Company may from time to time be restated, amended or altered in the manner set forth in the Company's Operating Agreement or, if none or if such agreement fails to set forth such a provision, by the consent of a majority of the Members of the Company.

ARTICLE 11. LIABILITY: Unless otherwise provided in an agreement signed by the Member or Manager to be charged, the Members and Managers of the Company are not liable for a debt, obligation or liability of the Company. The Company may indemnify any Member, Manager, employee or agent of the Company to the fullest extent permitted by law.

ARTICLE 12. DISTRIBUTIONS: Subject to the terms of these Articles of Organization and to the fullest extent permitted by the Nevada Revised Statute, the Company shall be expressly permitted to make distributions, with respect to its Members' interests in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.